Exhibit 99

Stephanie Linnartz to Step Down from Marriott International

Long-time Marriott Veteran to Become President and CEO of Under Armour

Bethesda, Maryland, December 21, 2022 – Marriott International (Nasdaq: MAR) announced today that long-time executive Stephanie Linnartz has decided to leave the company, effective February 24, 2023. Ms. Linnartz has been appointed President and Chief Executive Officer of Under Armour.

“It is with very mixed emotions that I share the news that Stephanie Linnartz, a 25-year veteran of Marriott, has decided to step down as President to become President and CEO of Under Armour,” said Anthony Capuano, Chief Executive Officer, Marriott International. “On the one hand, I am excited for this next chapter in Stephanie’s career. On the other, I am saddened by the departure of such an incredible executive. Beyond the collaborative relationship that Stephanie and I enjoy in our roles, we are good friends, having rooted for each other for more than two decades as we grew in our careers at Marriott and in our lives outside the company. I admire so much about Stephanie – she has this great combination of grit, grace, and humanity – qualities that make her an exceptional leader. To say she will be missed is an understatement – but she will always be part of our Marriott family.”

As President of Marriott since 2021, Ms. Linnartz has led all aspects of the company’s global consumer strategy, including brand, marketing, sales, revenue management, customer engagement, digital, information technology, emerging businesses and loyalty. She also oversees Marriott’s global development organization, which is responsible for the strategic growth of the company’s 30 lodging brands, as well as the global design and operations services functions. In addition, Ms. Linnartz has developed a world class team and spearheaded the company’s progress on issues including the intersection of technology and hospitality, the continued growth of the Marriott Bonvoy loyalty platform, the excellence of Marriott’s brand portfolio, and environmental sustainability.

“It has been one of the most significant and best experiences of my life to build a career at Marriott,” said Ms. Linnartz. “I will always be grateful for the opportunities I had to play a role in the company’s growth and industry leadership. I am thankful for the support and friendship of Mr. Marriott, Arne Sorenson, David Marriott and Tony Capuano through the years. While I may not be walking the halls of Marriott every day, I will still be a Marriott Bonvoy member and a loyalist to our incredible portfolio of brands.”

“I also want to thank Under Armour Executive Chair and Brand Chief, Kevin Plank, for this dream opportunity,” Ms. Linnartz added. “I am thrilled to be joining an iconic brand I have long admired. I can’t wait to get in and work alongside Kevin and the team to write the next chapter of this exciting story.”

Ms. Linnartz, who began her Marriott career in 1997, has worked in a number of capacities over the ensuing 25 years, from finance and business development to revenue management and sales and marketing. She played a pivotal role during Marriott’s acquisition of Starwood Hotels & Resorts, including overseeing the integration of various corporate functions and business-critical systems. In 2019, under her leadership, the company combined the Marriott and Starwood loyalty programs to create the world’s largest hospitality loyalty program, Marriott Bonvoy, which currently has more than 173 million global members. Ms. Linnartz serves on the board of directors of The Home Depot, the world’s largest home improvement retailer. She holds a bachelor’s degree in political science from the College of the Holy Cross, where she is a member of the Board of Trustees, and she earned her Master of Business Administration from the College of William and Mary.

About Marriott International

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 8,200 properties under 30 leading brands spanning 138 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly awarded travel program. For more information, please visit our website at www.Marriott.com, and for the latest company news, visit www.MarriottNewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

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